Exhibit 99.1

Press Release
Source:     BNC Bancorp

Contact:    Richard D. Callicutt II        David B. Spencer
President and CEO        Senior Executive Vice President and CFO
336-869-9200            336-869-9200

BNC Bancorp Announces Early Termination of All FDIC Loss Share Agreements

High Point, N.C., May 5, 2016 - BNC Bancorp (NASDAQ: BNCN) (the “Company”), parent company for Bank of North Carolina (“Bank”), today reported that the Bank has entered into an agreement with the Federal Deposit Insurance Corporation (“FDIC”) on May 2, 2016 to terminate all existing loss share agreements with the FDIC. The loss share agreements were related to the Bank's acquisition of assets and assumption of liabilities of two failed banks through FDIC-assisted transactions in 2010 and 2011.

Under the terms of the agreement, the FDIC made a net payment of $2.1 million to the Bank as consideration for the early termination of the loss share agreements. After the elimination of the FDIC indemnification asset and payment of settlement charges, the Company expects to realize a corresponding one-time pre-tax net gain of approximately $70,000.

Richard D. Callicutt, II, President and CEO, stated, "We are pleased to have successfully negotiated early termination of our loss share agreements with the FDIC. We believe that our participation with the FDIC has been a success for the customers, associates and communities of those institutions, as well as for our Company and shareholders. We expect to realize future benefits associated with the termination, such as reduced operating costs, retention of all loss recoveries and simplified financial reporting. We believe these benefits will far outweigh the risk of loss associated with any assets or expenses previously covered by the loss share agreements."
As a result of entering into the early termination agreements, assets that were covered by the loss share arrangements, including covered loans in the amount of  $38.3 million and covered real estate owned in the amount of $1.8 million as of March 31, 2016, will be reclassified as non-covered as of June 30, 2016.

All rights and obligations of the Bank and the FDIC under the FDIC loss share agreements, including the clawback provisions and the settlement of loss share and expense reimbursement claims, have been resolved and terminated under the termination agreement.

DD&F Consulting Group, headquartered in Little Rock, Arkansas, served as advisors for this early termination. DD&F was one of the first advisors in the nation to assist with loss share buyout and have completed 36 transactions to date for banks.

About BNC Bancorp and Bank of North Carolina

Headquartered in High Point, NC, BNC Bancorp is the parent company of Bank of North Carolina, a commercial bank with total assets of $5.70 billion. Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its 62 current banking offices in Virginia, North and South Carolina. The Bank’s 18 locations in South Carolina and nine locations in Virginia operate as BNC Bank. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is traded and quoted in the NASDAQ Capital Market under the symbol "BNCN." The Company’s website is www.bncbancorp.com.

Forward Looking Statements

Statements in this news release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect BNC Bancorp’s financial results is included in its Form 10-K filing with the Securities and Exchange Commission.